Exhibit 99.1

Contacts:	Dudley W. Mendenhall, CFO
(760) 494-1000
or
Integrated Corporate Relations, Inc.
Investor Relations:
Andrew Greenebaum
(310) 395-2215
Media Relations:
John Flanagan/James McCusker
(203) 682-8200

K2 Inc. Announces Settlement in Principle of Litigation Relating to the Pending Acquisition of

K2 Inc. by Jarden Corporation

Carlsbad, California – July 30, 2007 – K2 Inc. (NYSE: KTO) today announced that it and the City of Roseville Employees’ Retirement System, on behalf of itself and all others similarly situated, agreed to a settlement in principle of the pending litigation in the Superior Court of the State of California brought by the City of Roseville Employees’ Retirement System relating to the pending acquisition of K2 by Jarden Corporation (“Jarden”). The material terms of the settlement include K2’s agreement to make certain disclosures regarding the transaction, which disclosures K2 has already made in its proxy materials sent to shareholders and reports previously filed with the Securities and Exchange Commission. The settlement also provides that K2 and Jarden will amend the merger agreement with respect to the transaction as soon as reasonably possible in order to reduce from $27.5 million to $24 million the termination fee payable by K2 to Jarden under certain circumstances in the event that the merger agreement is terminated. The settlement includes full releases of all the defendants. The settlement is subject to preliminary and final approval of the California Superior Court where the case is pending. A companion case brought by Steamfitters Local 449 Pension & Retirement Security Funds will be dismissed.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Penn®, Pflueger®, Sevylor® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth® and Brass Eagle® in the Team Sports segment; K2®, Völkl®, Marker® and Ride® in the Action Sports segment; and Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel and Sospenders® personal floatation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hodgman®, JT®, K2®, Marker®, Marmot®, Penn®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Sevylor®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Völkl®, Worth® and Worr Games® are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Forward Looking Statements

This news release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to, the completion of the merger with Jarden, K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, outcome of material litigation and other risks and uncertainties as detailed from time to time in K2’s reports filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release are made as of the date of this news release, and K2 does not undertake to update any such forward-looking statements unless legally required.